(NasdaqGM: AZI) Autozi Internet Technology (Global) Ltd. Investor Presentation June 2024 Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Relating to Preliminary Prospectus Dated June 26, 2024 Registration Statement No. 333-273166

Disclaimer This presentation includes statements that are, or may be deemed, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," expects," "plans," intends," "may," "could," "might," "will," "should," "approximately," "potential," or in each case, their negative or other variations thereon although not all forward-looking statements contain these words. They appear in several places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, car market in China and the prospects of our automotive products and services businesses as stated herein. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this presentation, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operation, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors" section of the prospectus contained in our Registration Statement initially filed with the Securities and Exchanged Commission on July 7, 2023, for our proposed initial public offering (the "Registration Statement"). In addition, even if our results of operation, financial conditions and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this presentation speaks only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation. This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read carefully the factors described in the "Risk Factors" section of the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our business and any forward-looking statements. We have filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. The Registration Statement has not become effective yet. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The preliminary prospectus, dated June 26, 2024 available on SEC Website at: https://www.sec.gov/Archives/edgar/data/1959726/000119312524168741/d435953df1a.htm Alternatively, we or any selling agent participating in the offering will arrange to send you the prospectus if you contact US Tiger Securities, Inc. or Kingswood Capital Partners, LLC.

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares of Autozi Internet Technology (Global) Ltd. (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1959726/000119312524168741/d435953df1a.htm The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, we or our underwriter will arrange to send you the prospectus if you send a request to US Tiger Securities, Inc., Attention: 437 Madison Ave, 27th Floor New York, NY 10022, Kingswood Capital Partners, LLC, Attention: 126 E 56th St, 22nd Floor New York, NY 10022, or to Autozi Internet Technology (Global) Ltd. via telephone: +86 138 1070 9967 or email: jun.wang@autozi.com.

The Offering

Issuer	**Autozi Internet Technology (Global) Ltd.**
Securities Offered	Class A ordinary share
Pre-Offering Shares Outstanding	67,886,100 Class A ordinary shares and 34,595,100 Class B ordinary shares
Number of Shares Offered	2,500,000
Post-Offering Shares Outstanding	70,386,100 Class A ordinary sharesand 34,595,100 Class B ordinary shares
Offering Price Per Share	$4.00 - 5.00
Estimated Gross Proceeds	Approximately US$10 – 12.5 million
Use of Proceeds	(i) Approximately 50% for enhancing our supply chain management capabilities, expanding and optimizing our warehouse coverage, integrating supply chain resources of automotive and auto parts; (ii) Approximately 30% for expanding the size and coverage of our MBS stores network, conducting marketing activities to enhance brand awareness and expanding our operating and supporting team; (iii) Approximately 10% for investment in technology innovations to continue upgrading our proprietary and self-developed online supply chain cloud management platform and SaaS platforms; and (iv) Approximately 10% for general corporate purposes
Underwriter	US Tiger Securities, Inc. and Kingswood Capital Partners, LLC

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Company Overview One of the leading and fast-growing lifecycle automotive service providers in China Founded in 2010, we provide high-quality, affordable and professional one-stop automotive products and services through online and offline channels nationwide. Our business segments New car sales Auto parts and auto accessories sales Automotive insurance related services Leveraging our online supply chain cloud platform, SaaS platforms, and the network of MBS stores, we have established an ecosystem of lifecycle automotive services by connecting automotive manufacturers, auto parts manufactures, and insurance companies with MBS stores and various automotive owners. in terms of the growth rate of revenues generated from NEV sales among all the lifecycle automotive service providers in China, according to the Frost & Sullivan report Ranked 1st in 2022 Covering 5 provinces and 17 cities in China as of September 30, 2023 252 MBS (multiple-brand-service) Stores plus 77 registered trademarks, and 72 registered software copyrights as of September 30, 2023 3 Registered Patents for the fiscal year ended September 30, 2023 $113.5 Million in Revenues See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Industry Overview By 2027, the market size of China’s automotive B2B service market by ICE (Internal Combustion Engine Vehicle) is expected to reach US$223.4 billion, with a CAGR of 9.5%. By 2027, the market size of China’s automotive B2B service market by NEV (New Energy Vehicle) is expected to reach US$11.8 billion, with a CAGR of 21.8%. By 2027, the market size of China’s automotive aftermarket by NEV is expected to reach US$46.3 billion, with a CAGR of 27.4%. By 2027, the market size of China’s automotive services will be US$2.1 trillion with a CAGR of 5.7%. By 2027, the automotive sales market will be US$0.8 trillion with a CAGR of 3.8%, driven by the explosive growth in production and sales of new energy vehicles. By 2027, the automotive aftermarket is expected to reach US$1.3 trillion with a CAGR of 6.9%. China’s Automotive Services Market Drivers Increase in To-B players Growth in the use of New Energy Vehicles Increasing average age of car parc (the number of vehicles in operation) Source: Frost & Sullivan See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Competitive Landscape Build the upstream and downstream ecology of the industry chain and provide a portfolio of products and services. Be sensible to market demand and have proper inventory management process. Combine with advanced technologies such as digitalization and provide innovative business services. Prioritization in the field NEV and CV to be differentiation competitive. Key players and competitive landscape in China lifecycle automotive service market China’s lifecycle automotive services market is relatively fragmented. Key Players Vertical players Traditional: traditional auto service chain stores (B2C) and regional parts dealers (B2B) Digital: B2B automotive service companies with a real-time and comprehensive one-stop online platform Integrated players Traditional: 4S dealers Lifecycle automotive service: combine both B2B and B2C model, linking multiple car services Our Company Autozi integrates the sales of cars, repair and maintenance, auto insurance, and B2B supply chain services, forming a lifecycle service matrix. In 2022, Autozi ranked first and third in terms of the growth rate of revenues generated from NEV sales, and the growth rate of revenues, respectively, among all the lifecycle automotive service providers in China, according to the Frost & Sullivan report. Key Success Factors See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our Business Model VISION：Provide high-quality, affordable and professional one-stop automotive products and services through online and offline channels countrywide Suppliers-to-Business-to-Customers or S2B2C Business Model Industry supply chain digitalization from suppliers directly to the business service providers, which are our MBS stores, and extension to the end customers Online business operation merged and integrated with offline delivery and services See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our Supply Chain and SaaS Platforms The unique business model of a combination of “light assets plus heavy operation” we adopted helps us coordinate and organize reliable and efficient supply chain management to generate revenues. Optimizes the efficiency and accuracy of inventory management and regional operation through regional distribution centers to directly procure auto parts and auto accessories from manufacturers. Participants registered in our platforms as of September 30, 2023 3,409 auto parts and auto accessories manufacturers 17,244 auto parts and auto accessories dealers and resellers 79,270 service stores and garages owners 77 insurance companies Supply Chain Cloud Platform Digitalize our MBS stores by focusing on internal management of stores, including the management of customers, inventory, orders, online services, online marketing, report analysis and other modules. MBS Store Management SaaS Platform See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our Business- New Car Sales Our new car sales business includes parallel import car sales and NEV sales. We conduct our new car sales business through our cooperating stores and we cooperate with the stores that are dedicated to well-recognized and reliable brands. 58.8% and 64.1% of total revenues during FY22 and FY23, respectively. As of September 30, 2023, we cooperated with 238 automotive sales or service stores nationwide to sell parallel import cars. Parallel Import Car Sales 1.8% and 0.9% of total revenues during FY22 and FY23, respectively. We receive orders from customers through online marketing and promotion in our MBS stores, deliver NEVs from the nearest MBS store, complete the sale and settle the service fees with the MBS stores. NEV Sales See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our MBS Store Network MBS stores are an integral part of conducting new car sales business and auto parts and auto accessories sales business as well as providing comprehensive automotive insurance related services to our customers Our MBS stores usually bear our brand name, Autozi, under which we primarily sourced and marketed automotives and auto parts and auto accessories. MBS stores serve the functions of showrooms, test drives, local online marketing and vehicle delivery, as well as aftersales service delivery. As of September 30, 2023, our MBS store network was comprised of an aggregate of 252 MBS stores, all of which are partner stores, primarily located in lower-tier cities in China. New Car Sales Platform The platform operator: organize upstream and downstream companies; manage automotive models, inventory, orders, payment and settlement; and establish an end-to-end system Manufacturers: collect end customer orders and relative information MBS stores: enhance multi-brand sales capabilities; increase customer stickiness; and improve profitability Car buyers: one-stop automotive services such as automotive purchasing and maintenance and repair See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our Business- Auto Parts and Auto Accessories Sales We conduct our auto parts and auto accessories sales business primarily to our auto part dealers and gradually upgrade to directly connect local MBS stores Accounted for 32.4% and 32.4% of total revenues during FY22 and FY23, respectively The brands of the products we sell include first-tier brands, such as Shell, Mobil and Castrol, second-tier controllable brands, high-end automobile manufacturer brands, and our own brands. Our own brands mainly cover lubricating oil, battery, filter, brake pad, antifreeze, wiper blade, and chemicals. Automotive products supply chain cloud platform model one Automotive products supply chain cloud platform model two See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our Business- Automotive Insurance Related Services Cover a wide range of services including automotive cleaning, automotive air conditioner cleaning, minor maintenance, automotive inspection, and scratch repair. Value-added Maintenance Services Our Automotive insurance related services include value-added maintenance services, claim and repair services and insurance intermediation services. Accounted for 7.0% and 2.6% of total revenues during FY22 and FY23, respectively We collaborate closely with insurance companies as concurrent business insurance value-added service providers to enhance operational efficiency and better meet car owners’ evolving needs. Primarily consist of road rescue services, automotive damage assessment services, automotive repair services, and claim settlement services. Claim and Repair Services Provide insurance intermediation services for insurance companies in China Insurance Intermediation Services See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our Strengths We strive to foster a one-stop automotive ecosystem by integrating a comprehensive array of automotive-related services to increase stickiness of our customers and to improve the overall profitability of our business as a whole. An ecosystem of expansive product and service offerings that drives flywheel effects Scalable MBS store network with broad coverage and digitalized industry solutions Strong supply chain management capabilities and relationships with key automobile manufacturers Visionary and experienced management team with strong commitment and track record Leading and well-established lifecycle automotive service provider See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Our Strategies Expand the size and coverage of our MBS store network Aim to build a network of over 200 MBS flagship stores and 5,000 MBS authorized stores and equip all of them with new energy vehicle, or NEV, charging stations to capture the new energy vehicle industry trend in the next few years Strengthen our supply chain management capabilities and expand our cooperation with manufacturers Enhance cooperation with our partnered OEMs, to manufacture our self-designed modularized commercial vehicles; Integrate automotive manufacturers to build a more comprehensive online supply chain cloud platform by 2025 Expand service offerings to achieve sustainable growth Provide used car sales services, accident car rescue services, united outsourcing services of sheet metal spray painting for our MBS stores, and expand the sale of new energy vehicle business by mergers and acquisitions with potential targets Enhance our research and development capabilities Focus on technology innovations to continue upgrading our proprietary and self-developed online supply chain cloud management platform and SaaS platforms Build cooperation with more new energy vehicle manufacturers Set up a joint venture with a Chinese automotive manufacturer as a pilot to explore opportunities in the new energy vehicle industry and aim to build partnerships with more new energy vehicle manufacturers See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Financial Highlights Revenue Breakdown (US$’000) USD thousands, except for per share data FY2022 FY2023 Total Revenue 120,348 113,541 Gross Profit 716 496 Gross Margin % 0.6% 0.4% Operating Expenses (5,376) (7,821) Operating Loss (4,660) (7,325) Net Loss (6,165) (2,900) New Car Sales Auto Parts and Auto Accessories Sales Automotive Insurance Related Services Selected Income Statement Data See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Management Team Dr. Houqi Zhang Chairman of the Board of Directors and Chief Executive Officer Founder of “Autozi” brand and has over ten years of experience in the automotive service industry Director since July 2021; Chairman of the board of directors and chief executive officer of Autozi since 2010 Vice president of Lenovo Group Limited (HK:00992) Established and operated Han Consulting (China) Co. from 1997 to 2002 Vice chairman of the China Auto Dealers Chamber of Commerce since 2016 Vice president of the China Automobile Dealers Association Auto Parts Supply Chain Branch since 2017 Deputy director of the Automobile Maintenance Parts Working Committee of China Automotive Maintenance and Repair Trade Association since 2015 Outstanding Entrepreneur of Beijing in 2018 by Beijing Enterprise Association and Beijing Entrepreneur Association Doctor of Philosophy degree in economics from the Chinese Academy of Fiscal Sciences; Doctor of Philosophy degree in automation from Tsinghua University in China Ms. Jun Wang Director Nominee Vice president of Autozi since 2017 Director and assistant president at Autozi from 2010 to 2017 Master’s degree in information system e-commerce technology from Alliance Manchester Business School, The University of Manchester; Bachelor’s degree in Communication Engineering from Anhui Agriculture University in China Mr. Jinming Dong Chief Financial Officer Nominee CFO of Autozi since 2020. CFO at Qidian international Co., Ltd. in 2020 CFO at Vimicro International Corporation from 2013 to 2016 Bachelor’s degree in corporate finance management from Capital University of Economics and Business; Master of Business Administration from National School of Development at Peking University Mr. Haifeng Li Chief Technology Officer Nominee CTO of Autozi since 2018 Java software engineer of Beijing Systech Technology Co. from 2007 to 2009 Senior Java software engineer of Beijing Boschool Wenda Technology Co. from 2009 to 2010 Bachelor’s degree in Computer Science and Technology from Yanshan University Mr. Hui Zhang Chief Operating Officer Nominee COO of Autozi since 2022 and the deputy general director of Autozi Auto New Retail (Anhui) Co., Ltd. since 2021 Financial director of Autozi from 2020 to 2022 and the financial manager of the accounting department at Autozi from 2016 to 2020 Bachelor’s degree in financial management from Peking University See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Independent Directors Director nominee of Fortune Joy International Acquisition Corporation and of Inkstone Feibo Acquisition Corporation Member of the board of directors of Denali Capital Acquisition Corp. and Feutune Light Acquisition Corporation since 2022 Chief financial officer and a member of the board of directors of iPower Inc. (Nasdaq: IPW) since 2021 Vice president of Market Development for Facteus from 2019 to 2021 Master of Business Administration degree from the Tuck School of Business at Dartmouth College; Bachelor’s degree in liberal arts from Denison University Mr. Kevin D. Vassily Managing director and equity research analyst at Piper Sandler from 2021 to 2022 Managing director and equity research analyst at KeyBanc Capital Markets from 2014 to 2021 Associate equity analyst from 2005 to 2007, Senior Equity Analyst from 2007 to 2012, and Principal from 2012 to 2014 at Pacific Crest Securities Master of Business Administration degree from the Michael G. Foster School of Business, University of Washington; Master of Science degree in chemical engineering from Michigan State University; Bachelor’s degree in Chemistry from Albion College Mr. Weston Twigg Managing Director and then Chief Operating Officer of China Bridge Capital USA from 2017 to 2019 and since 2021 Chief Investment Officer for the New Hope Fertility Center (NHFC) from 2019 to 2021 President of ACE AV Consulting Inc. from 2005 to 2017 Executive Director at CIBC World Markets in 2001 Bank regulator and supervisor at Federal Reserve Bank of New York from 1998 to 2001 Doctor of Philosophy degree and Master of Arts degree in economics from Western University in London; Bachelor’s degree in world economy from Fudan University Dr. Jing Lu See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Investment Highlights We received “The Star of the Supply Chain Services 2022” and “The Achievement Award of Automotive Services 2022” from famous automotive web media “AC Automobile” and “The World of Automotive Services,” respectively. Well-recognized among China We are one of the leading and fast-growing lifecycle automotive service providers in China. The unique business model of a combination of “light assets plus heavy operation” we adopted helps us coordinate and organize reliable and efficient supply chain management to generate revenues. Unique model of “light assets + heavy operation” By 2027, the automotive sales market will be US$0.8 trillion with a CAGR of 3.8%, driven by the explosive growth in production and sales of new energy vehicles. By 2027, the automotive aftermarket is expected to reach US$1.3 trillion with a CAGR of 6.9%. Favorable Industry Trends Our senior management team is comprised of highly motivated and technically proficient professionals in the automotive and technology industries. The key members of our management team have an average of approximately ten years of industry experience. Team with extensive industry experience IPO and Nasdaq listing improves financial condition and access to capital, as well as publicity and visibility. Potential to accelerate growth through acquisitions of complementary businesses and technologies that represent a strategic fit. Nasdaq listing Our Mission is to build a nationwide MBS, network enabled by an E2E, automotive supply chain cloud platform equipped with SaaS, management system, and to become the largest new energy vehicle aftermarket service platform for delivering lifecycle automotive services in China. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results. Investments maybe speculative, illiquid and there is a risk of loss.

Contact Information Autozi Internet Technology (Global) Ltd. Jun Wang +86 138 1070 9967 jun.wang@autozi.com US Tiger Securities, Inc. Alan Zhou +1 646-921-7031 Alan.zhou@ustigersecurities.com Kingswood Capital Partners, LLC Tony Tian +1 732-910-9692 ttian@kingswoodus.com Thank you